Exhibit 99.1

225 Summit Avenue	N E W S R E L E A S E
Montvale, NJ 07645
201-930-3300

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: Carol.Cox@barrlabs.com
Barr Reports Third Quarter 2008 GAAP Earnings of $0.28 Per Share; Adjusted Earnings of $0.83 Per Share
•	Higher Generic Oral Contraceptive Sales Drive Generic Revenue Growth
•	Increased Sales of SEASONIQUE® and PLAN B® Drive Proprietary Revenue Growth
•	Company Updates Full Year 2008 Guidance to $2.85 — $2.95
Montvale, NJ — November 6, 2008... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $31 million, or $0.28 per share, on revenues of $737 million for the quarter ended September 30, 2008. The current quarter results compare with prior year net earnings of $39 million, or $0.36 per share, on revenues of $602 million. On a non-GAAP basis, adjusted earnings per share were $0.83 for the third quarter of 2008, as compared to $0.71 for the prior year period. A reconciliation of GAAP-based earnings per share to adjusted earnings per share is presented in the table at the end of this press release.
For the nine months ended September 30, 2008, net earnings were $111 million, or $1.01 per share, compared to $96 million, or $0.88 per share, in the prior year period. Revenues for the first nine months of 2008 totaled $2.1 billion, compared to $1.8 billion for the same period last year. Adjusted earnings per share were $2.05 for the nine months ended September 30, 2008, compared to adjusted earnings per share of $2.22 in the prior year period.
“Our third quarter results reflect continued strong performance by our women’s healthcare portfolio, both generic and proprietary,” said Bruce L. Downey, Barr’s Chairman and CEO. “In the United States, we saw a significant increase in sales of our generic oral contraceptives, primarily driven by sales of our newest product, Ocella™, the generic version of Yasmin®, which we launched in June 2008. In addition, sales of our SEASONIQUE® extended-cycle oral contraceptive, PLAN B® emergency contraceptive and PARAGARD® IUC proprietary products also contributed to the performance in the quarter. In October, we received approval of our LoSEASONIQUE® extended-cycle oral contraceptive, further expanding the extended-cycle contraceptive category we created. In markets outside of North America, our sales were positively impacted by higher year-over-year sales in all of our key markets.”
“We are pleased that we continued to make progress during the quarter toward completion of the acquisition of Barr by Teva, and we and Teva continue to anticipate completing this transaction prior to the end of the year,” Downey continued. “On October 27th we announced that Barr and its syndicate of banks, led by Bank of America, successfully negotiated amendments to Barr’s credit agreements that will permit Barr’s existing credit facilities to remain in place once the transaction is closed. In addition, Barr’s special shareholder meeting to vote on the pending transaction is scheduled for November 21, 2008.”

Revenues
Generic Product Sales
The Company’s generic product sales were $562 million for the third quarter of 2008, compared to $434 million in the prior year period. For the first nine months of 2008, generic product sales were $1.6 billion, compared to $1.4 billion for the prior year period. A discussion of the Company’s generic product sales for the third quarter of 2008 compared to the prior year period is presented below.
North American
Sales of North American generic products totaled $350 million for the third quarter of 2008, compared to $276 million in the prior year period. The increase in sales is primarily related to higher sales of generic oral contraceptives.
Sales of generic oral contraceptives were $159 million in the third quarter of 2008, compared to $112 million in the prior year period. The increase primarily reflects sales of Ocella™, the Company’s generic version of Yasmin® that was launched at the end of the second quarter of 2008, which more than offset lower sales of other oral contraceptive products.
Europe and Rest of the World (“ROW”) Generic Sales
Sales of European and ROW generic products were $212 million in the third quarter of 2008, compared to $158 million in the prior year period. The $54 million increase as compared to last year reflected higher sales in most of our ROW markets including increases in Poland, Russia and Germany as well as the positive impact of foreign currency fluctuations which accounted for $22 million of the increase.
Proprietary Product Sales
The Company’s proprietary product sales were $133 million for the third quarter of 2008, compared to $125 million in the prior year period. For the first nine months of 2008, proprietary product sales were $347 million, compared to $316 million in the prior year period. The increase in proprietary sales for the quarter and the nine month period was primarily attributable to increased sales of several products, including SEASONIQUE® extended-cycle oral contraceptive, Plan B® emergency contraceptive and the PARAGARD® IUC.
Alliance and Development Revenue
During the third quarter of 2008, the Company reported alliance and development revenue of $33.1 million, compared to $32.5 million in the prior year period. The slight increase reflects higher reimbursements from the Company’s development agreement with Shire plc which more than offset decreased royalties earned from the Company’s agreement with Teva Pharmaceuticals on fexofenadine hydrochloride tablets, the generic version of Allegra® tablets, and lower reimbursements under its Adenovirus agreement with the Department of Defense.
For the first nine months of 2008, alliance and development revenue was $158 million, compared to $94 million in the prior year period. The increase is primarily related to the $53 million payment made by Allergan to Barr in May 2008 related to Allergan’s buy-out of all future financial obligations related to the Sanctura® product that PLIVA divested in 2005 to Esprit Pharma, which has since been acquired by Allergan.
Other Revenue
Other revenue primarily includes revenue from the Company’s non-core operations, including the diagnostic, disinfectants, dialysis and infusions (DDD&I) business. Other revenue totaled $9 million for the third quarter of 2008 and $31 million for the first nine months of 2008, as compared to $10 million and $32 million recorded in the prior year periods, respectively.
Margins
Generic: Margins in the generic segment for the third quarter of 2008 and the first nine months of 2008 were 46% and 47%, respectively, compared to 47% and 47%, respectively, in the prior year periods.
Proprietary: Margins in the proprietary segment for both the third quarter of 2008 and the first nine months of 2008 were 76% and 71%, respectively, compared to 76% and 73% in the prior year periods, respectively.
Update on R&D Activities
Research and development expenses totaled $69 million for the third quarter of 2008, compared to $62 million in the prior year period. R&D for the first nine months of 2008 totaled $214 million, compared to $191 million for the prior year period. The increases reflect greater investment in generic and bio-generic development activities, both in the U.S. and Europe, and investment in proprietary development activities in the United States, as well as the impact of foreign currency fluctuations, which accounted for $2.9 million of the increase in the third quarter.
Generic Products
At September 30, 2008, the Company had approximately 70 Abbreviated New Drug Applications, including tentatively approved applications, pending at the U.S. Food and Drug Administration (FDA) targeting branded pharmaceutical products with an estimated $29 billion in sales. The Company also had approximately 350 product registrations, representing 87 molecules, pending with regulatory bodies in Europe and ROW.
During the third quarter of 2008, the Company received four generic product approvals in the U.S. from the FDA, and approximately 30 approvals, representing 27 molecules, from regulatory bodies in Europe and ROW.
Proprietary Products
The Company currently has an extensive proprietary clinical development program that includes four products in Phase III studies and three New Drug Applications pending at the FDA.
Selling, General and Administrative
The Company’s SG&A expenses totaled $234 million during the third quarter of 2008, compared to $190 million in the prior year period. SG&A for the first nine months of 2008 totaled $649 million, compared to $557 million for the prior year period. SG&A for the quarter and nine months ended September 30,

2008 included a one time settlement charge of $26.4 million related to the Company’s offer to settle litigation regarding fexofenadine hydrochloride tablets. In addition, the increase for the quarter ended September 30, 2008 is attributable to changes in foreign currency rates, transaction costs related to the proposed acquisition of Barr by Teva and higher IT and legal costs that were partially offset by reduced sales and marketing costs. The increase for the nine months ended September 30, 2008 was attributable to foreign currency fluctuations, as well as higher legal fees and sales and marketing costs.
Interest Expense/Income and Other (Expense) Income
During the third quarter of 2008, the Company recorded $24 million of interest expense partially offset by interest income of $3 million. Other expense totaled $11 million in the quarter reflecting net foreign exchange transaction losses realized by the Company’s PLIVA subsidiary.
Tax Rate
The Company’s effective tax rate increased in the current quarter to 43.6% from 24.4% in the third quarter of 2007 and increased to 44.6% for the nine months ended September 30, 2008 from 32.1% in the similar period for 2007. The rate for the three month period ended September 30, 2008 was higher than last year primarily reflecting a change in the mix of income between certain U.S. and foreign taxing jurisdictions, a shift in the Company’s investment portfolio from tax-exempt to taxable securities and the inability to utilize the expired U.S. research and development tax credit which was not reenacted until after the close of the current quarter. In addition, last year’s rate was reduced by a $9.6 million reduction in our German deferred tax liability that was not repeated in the current year.
Balance Sheet
The Company’s cash, cash equivalents and short-term marketable securities totaled approximately $602 million at September 30, 2008.
EBITDA
Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2008 totaled $170 million, compared to $155 million in the prior year period. Please see the EBITDA reconciliation table at the end of this press release.
2008 Financial Outlook
The Company is updating its forecasted adjusted earnings per fully diluted share for 2008 to be in the range of approximately $2.85 - $2.95. The Company expects total revenues for 2008 to be approximately $2.8 billion, including total product sales of approximately $2.6 billion.
The Company’s adjusted earnings guidance for 2008 excludes: the impact of amortization costs associated with acquired products; contributions and/or losses from the DDD&I operations that the Company plans to divest; incremental depreciation related to purchase accounting; the impact of any unscheduled launches resulting from patent challenges; other business development activities; refinancing activities that may be completed after the date hereof and on or before December 31, 2008; and, expenses incurred resulting from the pending acquisition of Barr by Teva.

Conference Call/Webcast
The Company will host a Conference Call at 9:00 AM Eastern time on Thursday, November 6, 2008 to discuss earnings results for the quarter ended September 30, 2008. The number to call from within the United States remains (800) 230-1059 and (612) 288-0337 Internationally. A replay of the conference call will be available from 11:00 AM Eastern time on November 6 through 11:59 PM Eastern time on November 13 and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 961801.
The Conference Call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investors section, under Calendar of Events, on Barr’s website at www.barrlabs.com.
Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc. is a global specialty pharmaceutical company that operates in more than 30 countries worldwide and is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals, biopharmaceuticals and active pharmaceutical ingredients. A holding company, Barr operates through its principal subsidiaries: Barr Laboratories, Inc., Duramed Pharmaceuticals, Inc. and PLIVA d.d. and its subsidiaries. The Barr Group of companies markets more than 120 generic and 27 proprietary products in the U.S. and approximately 1,025 products globally outside of the U.S. For more information, visit www.barrlabs.com.
Forward-Looking Statements
This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of Barr Pharmaceuticals, Inc. (the “Company”) concerning the proposed merger of the Company (the “merger”) with Boron Acquisition Corp., a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd. (the “Teva”) and other future events and their potential effects on the Company. The statements, analyses, and other information contained herein relating to the proposed merger, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment in the markets where we operate; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (such as PLIVA d.d.) and products we acquire; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through our PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our significantly increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; the reactions of the Company’s customers and suppliers to the merger; and diversion of management time on merger-related issues. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
Important Legal Information
In connection with the proposed merger, Teva has filed with the SEC a registration statement on Form F-4 containing a proxy statement/prospectus for shareholders of the Company, and the Company and Teva may be filing other documents regarding the proposed transaction with the SEC as well. Before making any voting or investment decision, investors are urged to read the proxy statement/prospectus regarding the proposed transaction, as well as the other documents referred to in the proxy statement/prospectus carefully in their entirety when they become available because they will contain important information about the proposed transaction. The definitive proxy statement/prospectus has been mailed to the Company’s shareholders. Shareholders may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Teva and the Company, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request by mail or telephone to Barr Pharmaceuticals, Inc., 225 Summit Avenue, Montvale, NJ, 07645 — Attention: Investor Relations.
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s proxy statement for the Company’s 2008 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger filed with the SEC.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Product sales	$695	$559	$1,935	$1,706
Alliance and development revenue	33	33	158	94
Other revenue	9	10	31	32

Total revenues	737	602	2,124	1,832

Costs and expenses:
Cost of sales	342	267	970	841
Selling, general and administrative	234	190	649	557
Research and development	69	62	214	191
Write-off of acquired IPR&D	—	1	—	5

Earnings from operations	92	82	291	238

Interest income	3	8	15	27
Interest expense	24	38	83	122
Other (expense) income, net	(11)	8	(19)	13

Earnings before income taxes and minority interest	60	60	204	156

Income tax expense	26	15	91	50
Minority interest income (loss), net of taxes	—	—	1	(2)

Net earnings from continuing operations	34	45	114	104

Net loss from discontinued operations, net of taxes	(3)	(6)	(3)	(8)

Net earnings	$31	$39	$111	$96

Earnings per common share — diluted:
Earnings per common share — continuing operations	$0.31	$0.41	$1.04	$0.95
Loss per common share — discontinued operations	(0.03)	(0.05)	(0.03)	(0.07)

Net earnings per common share — diluted	$0.28	$0.36	$1.01	$0.88

Weighted average shares — assuming dilution	111	109	110	109

Stock-based compensation expense:
Cost of sales	$3	$2	$8	$7
Selling, general and administrative	5	5	13	12
Research and development	1	1	4	4

Total stock-based compensation expense	$9	$8	$25	$23

$ in millions	As of	As of
	September 30,	December 31,
	2008	2007
Cash & cash equivalents	$587	$246
Marketable securities — current	15	288
Accounts receivable, net	594	497
Other receivables	91	86
Inventories	431	454
Marketable securities — long-term	19	17
Accounts payable & accrued liabilities	460	443
Working capital	1,160	923
Total assets	4,769	4,762
Total debt	1,946	2,080
Shareholders’ equity	2,069	1,866

Reconciliation of Adjusted Earnings to GAAP Earnings; EBITDA
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing the supplemental financial information contained below to reflect (1) the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the quarter ended September 30, 2008, and (2) the calculation of EBITDA for each period presented.
Adjusted earnings per share and EBITDA are non-GAAP financial measures. The Company is providing this information, however, because it believes that such information is useful to both management and investors in that it facilitates analysis by both management and investors in evaluating the Company’s performance and trends. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.
Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in millions, except per share data)

	Three Months Ended September 30, 2008				Three Months Ended September 30, 2007
				Adjusted				Adjusted
	GAAP	Adjustments		Earnings	GAAP	Adjustments		Earnings

Revenues:
Product sales	$695	—		$695	$559	—		$559
Alliance and development revenue	33	—		33	33	—		33
Other revenue	9	(5	)(b)	4	10	(5	)(b)	5

Total revenues	737	(5)		732	602	(5)		597

Costs and expenses:
Cost of sales	342	(53	)(b),(c),(d)	289	267	(50	)(b),(c),(d)	217
Selling, general and administrative	234	(37	)(b),(d),(e),(f)	197	190	(9	)(b),(f)	181
Research and development	69	—		69	62	—		62
Write-off of acquired IPR&D	—	—		—	1	—		1

Earnings from operations	92	85		177	82	54		136

Interest income	3	—		3	8	—		8
Interest expense	24	—		24	38	—		38
Other (expense) income, net	(11)	—		(11)	8	—		8

Earnings before income taxes and minority interest	60	85		145	60	54		114

Income tax expense	26	27	(g)	53	15	22	(g)	37
Minority interest income (loss), net of taxes	—	—		—	—	—		—

Net earnings from continuing operations	34	58		92	45	32		77

Net loss from discontinued operations, net of taxes	(3)	3	(a)	—	(6)	6	(a)	—

Net earnings	$31	$61		$92	$39	$38		$77

Diluted:
Earnings per common share — continuing operations	$0.31			$0.83	$0.41			$0.71
Loss per common share — discontinued operations	$(0.03)			$—	$(0.05)			$—
Net earnings per common share — diluted	$0.28			$0.83	$0.36			$0.71
Weighted average shares — diluted	111			111	109			109

Summary of Adjustment Items:

	Three Months Ended September 30,
	2008	2007

(a) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, adjusted earnings exclude the impact of discontinued operations for Spain in 2008 and Italy, Spain and Veterina in 2007.

Accounted for as discontinued operations	$(3)	$(6)

(b) Net results from operations expected to be divested, net of minority interest:
Other revenue	$(5)	$(5)
Less:
Cost of sales	(5)	(4)
Selling, general and administrative	(1)	(2)

Total	$1	$1

To adjust for the results of operations of our non-core DDD&I business which is expected to be divested. The Company believes adjusting GAAP earnings for this loss will allow investors to better assess our ongoing activities.

(c) Amortization and inventory step up adjustments	$(41)	$(41)

(d) Incremental PLIVA Depreciation due to purchase accounting write up of fixed assets:
Cost of sales	$(7)	$(5)
Selling, general and administrative	(1)	—

Total	$(8)	$(5)

(e) Costs incurred in connection with proposed acquisition by Teva	$(4)	$—

(f) To record the net impact of proposed settlement offer on Allegra litigation with Sanofi-Aventis and to increase estimated costs related to Ovcon litigation	$(31)	$(7)

(g) Adjustments to tax expense, including:
Tax impact of adjustments (a)-(f) above	$27	$15
Tax (benefit) from recognition of acquired NOL	—	(3)
Impact of favorable change in German tax rate	—	10

Total	$27	$22

EBITDA (from continuing operations) Calculation:

	Three Months Ended September 30,
	2008	2007

Earnings from operations	$92	$82
Depreciation	37	32
Amortization	41	41

EBITDA	$170	$155

Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in millions, except per share data)

	Nine Months Ended September 30, 2008				Nine Months Ended September 30, 2007
				Adjusted				Adjusted
	GAAP	Adjustments		Earnings	GAAP	Adjustments		Earnings

Revenues:
Product sales	$1,935	—		$1,935	$1,706	—		$1,706
Alliance and development revenue	158	(53	)(f)	105	94	—		94
Other revenue	31	(16	)(b)	15	32	(15	)(b)	17

Total revenues	2,124	(69)		2,055	1,832	(15)		1,817

Costs and expenses:
Cost of sales	970	(171	)(b),(c),(d),(g)	799	841	(179	)(b),(c),(d)	662
Selling, general and administrative	649	(42	)(b),(c),(d),(h),(i)	607	557	(21	)(b),(c),(d),(h)	536
Research and development	214	(1	)(d)	213	191	(2	)(b),(d)	189
Write-off of acquired IPR&D	—	—		—	5	(5	)(e)	—

Earnings from operations	291	145		436	238	192		430

Interest income	15	—		15	27	—		27
Interest expense	83	—		83	122	—		122
Other (expense) income, net	(19)	—		(19)	13	—		13

Earnings before income taxes and minority interest	204	145		349	156	192		348

Income tax expense	91	34	(j)	125	50	54	(j)	104
Minority interest income (loss), net of taxes	1	—		1	(2)	—		(2)

Net earnings from continuing operations	114	111		225	104	138		242

Net loss from discontinued operations, net of taxes	(3)	3	(a)	—	(8)	8	(a)	—

Net earnings	$111	$114		$225	$96	$146		$242

Diluted:
Earnings per common share — continuing operations	$1.04			$2.05	$0.95			$2.22
Loss per common share — discontinued operations	$(0.03)			$—	$(0.07)			$—
Net earnings per common share — diluted	$1.01			$2.05	$0.88			$2.22
Weighted average shares — diluted	110			110	109			109

Summary of Adjustment Items:

	Nine Months Ended September 30,
	2008	2007

(a) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, adjusted earnings exclude the impact of discontinued operations for Spain in 2008 and Italy, Spain and Veterina in 2007.

Accounted for as discontinued operations	$(3)	$(8)

(b) Net results from operations expected to be divested, net of minority interest:
Other revenue	$(16)	$(15)

Less:
Cost of sales	(15)	(12)
Selling, general and administrative	(4)	(4)
Research and development	—	(1)

Total	$3	$2

To adjust for the results of operations of our non-core DDD&I business which is expected to be divested. The Company believes adjusting GAAP earnings for this loss will allow investors to better assess our ongoing activities.

(c) Amortization and inventory step up adjustments:
Cost of sales	$(135)	$(154)
Selling, general and administrative	(1)	(1)

Total	$(136)	$(155)

(d) Incremental PLIVA Depreciation due to purchase accounting write up of fixed assets:
Cost of sales	$(20)	$(13)
Selling, general and administrative	(1)	(1)
Research and development	(1)	(1)

Total	$(22)	$(15)

(e) Write off of acquired IPR&D associated with additional PLIVA shares	$—	$(5)

(f) Product settlement — Sanctura	$(53)	$—

(g) Product Royalty contingency	$(1)	$—

(h) To record the net impact of proposed settlement offer on Allegra litigation with Sanofi-Aventis and to increase estimated costs related to Ovcon litigation	$(32)	$(15)

(i) Costs incurred in connection with proposed acquisition by Teva	$(4)	$—

(j) Adjustments to tax expense, including:
Tax impact of adjustments (a)-(i) above	$34	$52
Tax (benefit) from recognition of acquired NOL	—	(8)
Impact of favorable change in German tax rate	—	10

Total	$34	$54

EBITDA (from continuing operations) Calculation:

	Nine Months Ended September 30,
	2008	2007

Earnings from operations	$291	$238
Depreciation	107	94
Amortization	136	122
Inventory Step up	—	33

EBITDA	$534	$487